Exhibits 5.1, 8.1 and 23.1

August 30, 2006

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York 10010

Re:	Credit Suisse First Boston Mortgage Securities Corp.,
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the “Company”), in connection with the issuance of the Company’s TBW Mortgage-Backed Pass-Through Certificates, Series 2006-4 (the “Certificates”), pursuant to a prospectus dated August 28, 2006, as supplemented by a prospectus supplement dated August 29, 2006 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”). A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-135481) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on August 11, 2006. As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of August 1, 2006 (the “Pooling and Servicing Agreement”), among the Company, as depositor, DLJ Mortgage Capital, Inc., as seller (the “Seller”), Taylor, Bean & Whitaker Mortgage Corp., as servicer (the “Servicer”), Wells Fargo Bank, N.A., as master servicer (“Wells Fargo Bank” or the “Master Servicer”) and as trust administrator and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others. Capitalized terms used herein and not defined have the meanings assigned thereto in the Pooling and Servicing Agreement.

Based upon the foregoing, we are of the opinion that:

(i) When the Pooling and Servicing Agreement has been duly and validly authorized by all necessary action on the part of the Company and when the Pooling and Servicing Agreement has been duly executed and delivered by the Company, the Seller, the Servicer, Wells Fargo Bank and the Trustee and any other party thereto, the Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii) When the issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and delivered against payment therefor pursuant to the Underwriting Agreement and the Purchase Agreement, both dated as of August 29, 2006, between the Company and Credit Suisse Securities (USA) LLC, the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling and Servicing Agreement and enforceable against the Company in accordance with their terms.

(iii) Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Class AR Certificates and exclusive of the right to receive Basis Risk Shortfalls, will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; and the Class AR Certificate will be considered to represent the sole class of “residual interest” in each REMIC created under the Pooling and Servicing Agreement within the meaning of Section 860G(a)(2) of the Code.

(iv) The statements contained under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and “Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning legal issues do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Base Prospectus and “Federal Income Tax Consequences” and “Legal Opinions” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP